EXHIBIT 17

June 30, 1995

LETTER DECISION AND ORDER

John M. Hinchcliff, Esq.
True, Walsh & Miller
101 North Tioga Street
Suite 205
Ithaca, New York  14850

Alan R. Friedman, Esq.
Kramer, Levin, Naftalis,
  Nessen, Kamin & Frankel
919 Third Avenue
New York, New York  10022-3852

Martin J. Schwartz, Esq.
Rubin Baum Levin Constant & Friedman
30 Rockefeller Plaza - 29th Floor
New York, New York  10112

     RE:  APPLICATION OF DICKSTEIN & CO., L.P. and
          DICKSTEIN INTERNATIONAL LIMITED, Petitioners, for a Judgment Pursuant to CPLR Article 78
          Directing Respondents to Hold an Annual Shareholders Meeting, - against - MARIETTA CORPORATION, ROBERT C. BUHRMASTER, RONALD C. DEMEO, DOMINIC J. LA ROSA, FRANK MAGRONE, LEONARD J. SICHEL, STEPHEN D. TANNEN and THOMAS D. WALSH
          Cortland Co. Index #31571; RJI #95-0124M


Marietta Corporation joined by Dickstein & Co., L.P. and Dickstein International Limited, and supported by Florescue Family Corporation petitions the court to postpone the date of the shareholders meeting of Marietta Corporation now scheduled for July 14, 1995.

Marietta Corporation contends there will be no prejudice to the shareholders if the meeting is adjourned, but a serious risk of harm to Marietta and its shareholders if the meeting is held as scheduled.




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Marietta Corporation states that it is the hope and expectation of the board of directors that within a matter of weeks the shareholders will be presented with the opportunity to vote upon a transaction to sell Marietta Corporation.

The supported reasons for the adjournment of the shareholders meeting are to avoid the cost of a proxy contest, to permit Marietta to direct its time/energy to effecting a favorable sale, and to maximize the chances for an orderly completion of the sale process.

The parties and Florescue Family Corporation urge the court to open and modify its prior order because changed circumstances render that prior order unnecessary.

Accordingly, based upon the papers submitted to court, the motion to open the judgment and order entered on May 5, 1995 is granted and the order and judgment is hereby vacated.

ENTER


                                ______________________________
                                HON. PHILLIP R. RUMSEY
                                Supreme Court Justice



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